The Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

December 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$810,868
Class B	$18,892
Class C	$67,795
Class F1	$55,627
Class F2	$12,381
Total	$965,563
Class 529-A	$30,674
Class 529-B	$1,543
Class 529-C	$10,857
Class 529-E	$1,518
Class 529-F1	$1,970
Class R-1	$2,462
Class R-2	$20,870
Class R-3	$30,154
Class R-4	$23,891
Class R-5	$10,844
Class R-6	$8,758
Total	$143,541

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4207
Class B	$0.3268
Class C	$0.3216
Class F1	$0.4170
Class F2	$0.4502
Class 529-A	$0.4104
Class 529-B	$0.3123
Class 529-C	$0.3135
Class 529-E	$0.3780
Class 529-F1	$0.4377
Class R-1	$0.3240
Class R-2	$0.3229
Class R-3	$0.3790
Class R-4	$0.4177
Class R-5	$0.4548
Class R-6	$0.4610

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,884,728
Class B	48,792
Class C	200,818
Class F1	121,147
Class F2	25,461
Total	2,280,946
Class 529-A	78,155
Class 529-B	4,277
Class 529-C	35,367
Class 529-E	4,270
Class 529-F1	4,721
Class R-1	7,214
Class R-2	64,206
Class R-3	76,724
Class R-4	53,298
Class R-5	24,677
Class R-6	18,862
Total	371,771

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.55
Class B	$12.55
Class C	$12.55
Class F1	$12.55
Class F2	$12.55
Class 529-A	$12.55
Class 529-B	$12.55
Class 529-C	$12.55
Class 529-E	$12.55
Class 529-F1	$12.55
Class R-1	$12.55
Class R-2	$12.55
Class R-3	$12.55
Class R-4	$12.55
Class R-5	$12.55
Class R-6	$12.55